Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the references made to our firm under the captions "Auditors" and "Financial Statements" in the Statement of Additional Information for Scudder High Yield Fund, one of a series of Scudder High Yield Series, included in Post-Effective Amendment No. 44 to the Registration Statement (Form N-1A, No. 2-60330). We also consent to the incorporation by reference into the Statement of Additional Information for Scudder High Yield Series of our report dated November 16, 2001 with respect to the financial statements and financial highlights of Scudder High Yield Fund, included in the September 30, 2001 annual report.

                                                   /s/ERNST & YOUNG LLP

                                                   ERNST & YOUNG LLP


Boston, Massachusetts
August 15, 2002